Exhibit 5.1

May 14, 2020

Beyond Air, Inc.

825 East Gate Blvd., Suite 320

Garden City, NY 11530

Re: Registration Statement on Form S-3 (File No. 333-231416)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of shares of common stock, par value of $0.0001 per share (the “Shares”), of Beyond Air, Inc., a Delaware corporation (the “Company”), that may be issued from time to time pursuant to a purchase agreement dated as of May 14, 2020 by and between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”).

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the corporation laws of the State of Delaware and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states or the corporate laws of the State of Delaware, we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Shares pursuant to the Purchase Agreement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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